Nanophase Technologies Corporation 10-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No.'s 333-53445, No. 333-74170, No. 333-119466, No. 333-150765 and No. 333-187649) on Form S-8 and Registration Statements (No. 333-90326, No. 333-116224, No. 333-140461 and No. 333-163363) on Form S-3 of Nanophase Technologies Corporation of our report dated March 30, 2018, relating to the financial statements of Nanophase Technologies Corporation, appearing in this Annual Report on Form 10-K of Nanophase Technologies Corporation for the year ended December 31, 2017.

/s/ RSM US LLP

Schaumburg, Illinois

March 30, 2018